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PRICING SUPPLEMENT NO. 2                                                                     Rule 424(b)(2)
(To Prospectus dated June 25, 1998 and Prospectus                                            File No. 33-49285
Supplement dated July 30, 1999)

                                                        EASTMAN KODAK COMPANY
                                                     Medium-Term Notes, Series A
                                                          Fixed Rate Notes
                                               Due 9 months or More from Date of Issue

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Principal amount:                       $200,000,000

Issue date:                             June 22, 2000

Stated maturity:                        June 15, 2005

Interest rate:                          7.25%

Interest payment dates:                 June 15 and December 15

Issue price:                            99.825%

Agents:                                 Lehman Brothers Inc.
                                        Credit Suisse First Boston Corporation
                                        Goldman, Sachs & Co.

Agents' discount or commission:         .50%

CUSIP number:                           277461BC2

Redemption:                              X  We cannot redeem this note prior to maturity
                                        ---
                                            We can redeem this note prior to maturity
                                        ---

                                            redemption date            redemption price
                                            ---------------            ----------------


Optional repayment:                      X You cannot elect to have this note repaid prior to maturity
                                        ---
                                           You can elect to have this note repaid prior to maturity
                                        ---
                                            repayment date             repayment price
                                            --------------             ---------------


Original Issue Discount note:                 Yes     X   No
                                        ------       ---

                                        Total amount of original issue discount:
                                        Yield to maturity:
                                        Initial accrual period original issue discount:

Amortizing note:                              Yes     X   No
                                        ------       ---

Optional Interest Rate Reset:                 Yes     X   No
                                        ------       ---

Extension of Maturity                         Yes     X   No
                                        ------       ---

Other terms:                            If the notes are amortizing notes or the notes have an optional interest rate reset or the possibility of an extension of maturity, or if there are other additional features of these notes that have not been described, we will provide additional information below.

We registered $1,000,000,000 worth of notes. So far, we have issued $350,000,000, including the notes in this pricing supplement.

                                        The date of this pricing supplement is June 19, 2000.

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